As filed with the Securities and Exchange Commission on June 10, 1996
                                               Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                   AMNEX, INC.
             (Exact name of registrant as specified in its charter)

                      New York                       11-2790221
           (State or other jurisdiction           (I.R.S. Employer
               of incorporation)               Identification Number)


                                 101 Park Avenue
                            New York, New York 10178
                                 (212) 867-0166
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Peter M. Izzo, Jr.
                                    President
                                   AMNEX, Inc.
                                 101 Park Avenue
                            New York, New York 10178
                                 (212) 867-0166
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                  Copies of all communications and notices to:

                              Fred S. Skolnik, Esq.
                       Certilman Balin Adler & Hyman, LLP
                                90 Merrick Avenue
                          East Meadow, New York  11554
                                 (516) 296-7000

                                 ---------------
    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of theSecurities Act of 1933, check the following box. [x]

                       (Cover continued on following page)


                         CALCULATION OF REGISTRATION FEE


                                                         Proposed
                                         Proposed        maximum
        Title of          Amount         maximum        aggregate      Amount of
      shares to be        to be       offering price     offering    registration
       registered     registered(1)   per share (2)      price(2)        fee
   Common Shares,       1,075,000      $3.40625(3)    $3,661,718.70    $1,262.66
    par value $.001        shs.
    per share,
    issuable upon
    the exercise of
    transferable
    warrants

   Common Shares,       1,738,690      $3.40625(4)    $5,922,412.80   $2,042.21
    par value $.001        shs.
    per share,
    registered for
    the benefit of
    Selling
    Shareholders
                                                          TOTAL:     $3,304.87
                                                                      ========

          (1) This Registration Statement also covers such additional number of Common Shares as may be issuable by reason of the operation of the antidilution provisions of the outstanding transferable warrants.
          (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457.
          (3) Calculated in accordance with Rule 457(g). Represents the average of the high and low trading prices of the Common Shares of AMNEX, Inc. on June 3, 1996.
          (4) Calculated in accordance with Rule 457(c). Represents the average of the high and low trading prices of the Common Shares of AMNEX, Inc. on June 3, 1996.


                            -------------------------

                    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                           --------------------------

                              Subject to Completion
                   Preliminary Prospectus Dated June 10, 1996

                                   PROSPECTUS

                                 ---------------

                                  COMMON SHARES

                                 ---------------

                                   AMNEX, INC.

          This Prospectus relates to 1,738,690 Common Shares (the "Shares") of AMNEX, Inc. (the "Company").

          Of the Shares, 1,075,000 are issuable to Robb, Peck, McCooey Clearing Corporation ("Robb, Peck"), under certain circumstances, upon the exercise of outstanding transferable warrants (the "Warrants") at exercise prices ranging from $2.125 to $2.81 per share. In the event of the exercise of all the Warrants, the Company will receive gross proceeds of $2,870,750. Robb, Peck is required to exercise the Warrants only to the extent that it has agreements for the sale of the underlying Common Shares to its customers and subject to certain other conditions. This Prospectus covers the issuance of such Common Shares by the Company upon the exercise of the Warrants and the resale of such Common Shares by Robb, Peck.

          This Prospectus also covers (i) the resale by a certain executive officer and director of the Company of 25,000 Common Shares issuable upon exercise of an outstanding warrant (such shares, as well as an additional 25,000 Common Shares covered by (ii) hereof, being subject to a one-year lock-up agreement as described under "Selling Shareholders"); (ii) the resale by certain persons, including such executive officer and director, as well as another executive officer of the Company, of an aggregate of 75,000 Common Shares issuable pursuant to a subscription to purchase; (iii) the resale by a certain entity of 200,000 Common Shares issued or issuable pursuant to a contractual arrangement with the Company; (iv) the resale by certain entities of an aggregate of 163,690 Common Shares issuable upon the conversion of certain indebtedness in the principal amount of $550,000, together with interest thereon; and (v) the resale by a certain entity and certain persons of an aggregate of 200,000 Common Shares upon the exercise of outstanding warrants (such shares also being subject to certain limitations on resale for a six month period). The various persons and entities referred to in this paragraph, as well as Robb, Peck, are hereinafter referred to individually as a "Selling Shareholder" and collectively as the "Selling Shareholders". There are no commitments pursuant to which the Company will receive any proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders."

          A PURCHASE OF THESE SECURITIES INVOLVES A CERTAIN DEGREE OF RISK. SEE "RISK FACTORS."

                                 ---------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

          The Company is not aware of any underwriting arrangements with respect to the sale of the Shares by the Selling Shareholders. Such securities may be offered and sold from time to time in the over-the-counter market in one or more transactions, including ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of the Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with such sales. The Selling Shareholders and intermediaries through whom the Shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered.


          The Company's Common Shares are traded in the over-the-counter market
(NASDAQ symbol: AMXI).  On   , 1996, the closing bid and asked quotations for
the Company's Common Shares, as reported by NASDAQ, were $      and $     ,
respectively.


                                 ---------------

                                          , 1996

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                ----------------

                              AVAILABLE INFORMATION

          The Company files reports with the Securities and Exchange Commission (the "Commission"). Such reports filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                                ----------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The documents listed below have been filed by the Company with the Commission (File No. 0-17158) and are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 Form 10-K").

          (b) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1996.

          (c) The description of the Company's Common Shares contained in the Company's Registration Statement on Form 10, as amended.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of Common Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from their respective dates of filing.

          The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to Amy S. Gross, Secretary, AMNEX, Inc., 101 Park Avenue, New York, New York 10178 (telephone number: (212) 867-4639).

                                   THE COMPANY

          The Company, through its wholly-owned subsidiaries, American Network Exchange, Inc. ("AMNEX"), Crescent Public Communications Inc., American Hotel Exchange, Inc. and Hospital TeleServices, Inc., provides a variety of telecommunications services for operator-assisted ("0+") and direct-dialed long distance ("1+") telephone calls transmitted throughout the United States and to international points.

          In December 1995, the Company underwent an internal reorganization designed to enable it to more efficiently focus on its different lines of business. The new business units reflect the Company's plan to shift its focus from its core operator services business to higher margin telecommunications service transactions and integrated (hardware and telecommunications) services. The reorganization is also intended to enable the Company to exploit market niches created by the passage of telecommunications reform legislation in early 1996.

Notwithstanding the shift in focus described above, the Company intends to continue to seek consolidation opportunities for its core business. See Item 1(c) of the 1995 Form 10-K incorporated herein by reference.

          The Company is a New York corporation which was organized on March 15, 1985. Its principal executive offices are located at 101 Park Avenue, New York, New York 10178 (telephone number: (212) 867-0166).

                                  RISK FACTORS

          This offering entails certain risks. In analyzing such an investment, the following factors, among others, should be read and considered carefully in conjunction with the more detailed information set forth elsewhere herein.

          1.  Competition. AMNEX experiences formidable competition from AT&T,
              -----------
which dominates the long distance and operator service businesses, as well as from MCI, U.S. Sprint, LDDS and various other third tier carriers providing "0+" services either as an adjunct to their "1+" business or as their primary business. In 1995, after several intermediate steps, the FCC finally declared AT&T to be a non-dominant carrier, thereby granting it a wide range of pricing, tariff and operational flexibility. In addition to AT&T, many local exchange carriers ("LECs"), including the Regional Bell Operating Companies ("RBOCs"), which have significantly greater resources than AMNEX, have entered the operator services business on a retail and wholesale basis. The Telecommunications Act of 1996 (the "1996 Act") allows the RBOCs to enter the long distance marketplace over time and, subject to Federal Communications Commission ("FCC") review, to participate in the selection of the interLATA and intraLATA carrier at their own payphones. The RBOCs can be expected to aggressively market their operator services in competition with AMNEX and other providers. In addition, most major interexchange carriers ("IXCs"), including MCI and U.S. Sprint, and certain major non-RBOC LECs have entered the operator services business. Further, AMNEX is aware of numerous other companies engaged in the operator services business, either directly or through other entities, some of which have significantly greater resources than AMNEX. Finally, some IXCs, notably MCI and AT&T, have introduced specialized operator service products such as 1-800-COLLECT and 1-800-CALL ATT which compete with a portion of AMNEX's operator services offerings. AMNEX believes that these "dial around" services have had an adverse impact on its revenues. See Item 1(c) of the 1995 Form 10-K incorporated herein by reference.

          2.   Government Regulation.  The Communications Act of 1934 requires
               ----------------------
that rates charged by long distance and operator service companies, such as AMNEX, be just and reasonable and grants authority to the FCC to entertain and investigate complaints regarding interstate and international services. The FCC has on several occasions proposed adoption of a system of billed party preference whereby all calls of the type currently handled by AMNEX would be routed directly to the IXC of the billed party and not through operator service companies. Although the matter is still pending before the FCC, given the age of the proceedings, the record before it and the new mandate of the 1996 Act, it is not expected that the FCC will adopt billed party preference. However, there can be no assurances in this regard and, if such proposal is adopted, it would have a material adverse effect on AMNEX's operator service business. The FCC is also considering a proposal that it adopt a rate ceiling on operator-assisted calls. Although AMNEX believes that the proposed ceiling would not have an adverse impact on the overall profitability of its operator service business, no assurances can be given that the FCC will not adopt rate cap levels different from those proposed which would have such adverse effect.

          In addition, AMNEX is currently authorized to provide intrastate interexchange telecommunications service on a resale basis in numerous states and its activities are regulated by public utilities commissions or commerce departments in such jurisdictions. In many such states, rate caps on operator services are in effect and/or the transmission of certain types of intrastate calls by carriers other than the local telephone companies is prohibited or restricted. AMNEX is also aware that a few states have found the provision of competitive operator services not to be in the public interest. Further, from time to time, various states consider a variety of regulatory measures which could affect the manner, terms and conditions under which AMNEX could provide service in such states. No assurances can be given that any regulations, if adopted, will not have an adverse effect on the profitability of AMNEX's services. See Item 1(c) of the 1995 Form 10-K incorporated herein by reference.

          3.  Recent Shift in Business Focus.  As discussed under "The Company",
              ------------------------------
the Company plans to shift its focus from its core operator services business to higher margin telecommunications service transactions and integrated (hardware and telecommunications) services. Due to the lack of operating history with respect to such new services, an evaluation of the long-term prospects of such business lines is difficult to make. See Item 1(c) of the 1995 Form 10-K incorporated herein by reference.

          4.  Material Dependence Upon Executive Officers. No executive officer
              -------------------------------------------
of the Company is currently a party to an employment agreement with the Company or any subsidiary and neither the Company nor any subsidiary has obtained a key-man insurance policy on the life of any such person. Due to the expertise of the Company's executive officers in the telecommunications industry, the loss of their services could have a material adverse effect on the business and operations of the Company. See Item 10 of the 1995 Form 10-K incorporated herein by reference.

          5.  No Dividends.  The Company has never paid any dividends on its
              ------------
Common Shares and does not anticipate paying any dividends in the foreseeable future.

          6.  Priority of Preferred Shares; Potential Substantial Dilution.
              ------------------------------------------------------------
Holders of the outstanding Series B, Series D and Series E Preferred Shares of the Company are entitled to priority over holders of Common Shares with regard to dividends and such shares, together with the Series F Preferred Shares of the Company, are entitled to priority in the distribution of assets upon any liquidation (such shares having an aggregate current liquidation preference of approximately $8,900,000). In addition, since such outstanding Preferred Shares are convertible into an aggregate of approximately 3,600,000 Common Shares (an effective average conversion price of approximately $2.50 per share), there may be a resulting substantial dilution in the equity interest of holders of Common Shares.

          There is also currently outstanding, in addition to the $550,000 principal amount of indebtedness referred to on the cover page hereof, $1,825,000 in principal amount of indebtedness of the Company which is convertible into an aggregate of approximately 2,800,000 Common Shares of the Company (an effective average conversion price of approximately $.65 per share). Any such conversion would result in a substantial dilution in the equity interest of the holders of the Common Shares.

          Further, there are currently outstanding options and warrants for the purchase of approximately 3,100,000 Common Shares of the Company (substantially all of which have exercise prices below the current market value of the Company's Common Shares). Holders of "in the money" warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the warrants and options. In addition, any such option and warrant exercises would result in a dilution in the equity interest of the holders of the Common Shares.
Moreover, while such warrants and options are outstanding, they may adversely affect the terms on which the Company could obtain equity financing.

          7.  Limitation on Market-Making Activities.  Robb, Peck, a Selling
              --------------------------------------
Shareholder, is a registered broker-dealer and market- maker in the Company's Common Shares. Under certain circumstances, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), precludes such entity from making a market in the Company's securities for up to nine business days prior to the sale of its Shares pursuant to this Prospectus and continuing until it has completed the distribution of its Shares. The cessation of market-making activities by Robb, Peck during the distribution of the Shares offered by it hereby may have a material adverse effect on the market, including the price, for the Company's Common Shares. See "Plan of Distribution".

                                 USE OF PROCEEDS

          The Company anticipates that the proceeds from any exercise of the Warrants (a maximum of $2,870,750) will be used to repay indebtedness and for working capital purposes.

          There are no commitments pursuant to which the Company will receive any proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

          The following table sets forth, as of May 31, 1996, to the Company's knowledge, certain securities ownership information with respect to the Selling
Shareholders:

                                                             Common Shares to
                      Common Shares    Number of Common      be Beneficially
                      Beneficially      Shares Offered          Owned After
        Name              Owned            for Sale              Offering
        ----          -------------    ----------------      ---------------

                                                                       Percent
                                                                          of
                                                             Number  Outstanding
                                                             ------  -----------

Kenneth G. Baritz      275,666(1)(2)       50,000(3)        225,666       1.1%

Ann Diamond              3,000(1)           3,000             -0-          -

Lawrence Diamond         7,000(1)(4)        7,000             -0-          -

Dominick & Dominick
 Incorporated          100,000(5)         100,000(6)          -0-          -

John F. Doss            20,000(5)          20,000(6)          -0-          -

John R. Doss            60,000(5)          60,000(6)          -0-          -

Joseph Getz             12,000(1)          10,000             2,000        *

John Kane               44,000(1)(7)        5,000            39,000        *

Maerki Baumann & Cie   114,404             74,404            40,000        *

Robert Metz             20,000(5)          20,000(6)          -0-          -

National Operator
 Service, Inc.         250,000(8)         200,000            50,000        *

Neue Bank AG           144,643             44,643           100,000        *

Robb, Peck,
McCooey Clearing
Corporation           1,085,000(9)       1,075,000(9)        10,000        *

Bruce Sandys           100,000(1)          25,000            75,000        *

Spring Technology
  Corp.              3,079,643(10)(11)     44,643         3,035,000      13.2%

- --------------------------
 *   Less than 1%.

(1)  Includes shares issuable pursuant to subscription to purchase.

(2) Includes 91,666 Common Shares issuable pursuant to currently exercisable options and warrants.

(3) Resale of shares is subject to the terms of a lockup agreement between Mr. Baritz and the Company pursuant to which the shares may not be sold publicly for a period of one year following the date of this Prospectus (subject to certain exceptions).

(4)  Shares are held in a retirement trust.

(5)  Represents shares issuable pursuant to currently exercisable warrants.

(6) Resale of shares is subject to the terms of a lockup agreement between the Selling Shareholder and the Company pursuant to which, for a period of six months following the date of this Prospectus (subject to certain exceptions), a limited number of shares may be sold publicly.

(7) Includes 37,500 Common Shares issuable pursuant to options which are exercisable currently or within 60 days.

(8) Includes 50,000 Common Shares issuable pursuant to currently exercisable warrants and 100,000 Common Shares issuable, under certain circumstances, pursuant to a contractual commitment.

(9) Include the 1,075,000 Common Shares issuable upon exercise of the Warrants. Robb, Peck is required to exercise the Warrants only to the extent it has agreements for the sale of the underlying Common Shares to its customers, and subject to certain other conditions. In the event the Warrants are not exercised promptly following the effectiveness of the Registration Statement of which this Prospectus forms a part, the ownership of the Warrants is to revert to the prior owner thereof. See "Plan of Distribution".

(10) The Company has been advised that the Selling Shareholder holds the Common Shares as nominee for others.

(11) Includes 632,500 and 152,500 Common Shares issuable pursuant to the conversion of Series B Preferred Shares and Series F Preferred Shares, respectively, and 2,250,000 Common Shares issuable pursuant to the conversion of outstanding indebtedness (excluding accrued interest). The Company believes that Friedli Corporate Finance AG may have the right to cause the conversion of such Series B Preferred Shares and indebtedness into Common Shares.

       The securities set forth in the above table are included in this Prospectus pursuant to registration commitments accorded to the Selling Shareholders. There are no commitments pursuant to which the Company will receive any proceeds from the sale of the Shares by the Selling Shareholders.

       To the Company's knowledge, no Selling Shareholder has had any position, office or other material relationship with the Company or any of its affiliates during the past three years (other than as a holder of the Company's securities), except that (i) Kenneth G. Baritz has served as a director of the Company since October 1992 and as its Chairman of the Board since January 1994;
(ii) Lawrence Diamond has served as an employee of the Company or its subsidiaries since July 1994 (Ann Diamond being the wife of Mr. Diamond); (iii) Dominick & Dominick Incorporated ("Dominick") provided certain financial advisory services to the Company (John F. Doss, John R. Doss and Robert Metz being officers of Dominick); (iv) John Kane has served as AMNEX's Executive Vice President for Corporate Development since June 1995 and as the Company's Executive Vice President since February 1996; (v) National Operator Service, Inc. has been a customer of the Company during such three year period; and (vi) Robb, Peck has been a market-maker of the Company's Common Shares during such period.

                              PLAN OF DISTRIBUTION

       The Common Shares set forth in the "Selling Shareholders" table may be sold either pursuant to the Registration Statement of which this Prospectus forms a part or, if available, under Section 4(1) of the Securities Act or Rule 144 promulgated thereunder.

       The Company is not aware of any underwriting arrangements with respect to the sale of the Shares by the Selling Shareholders. Such securities may be offered and sold from time to time by the Selling Shareholders in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares offered hereby by the Selling Shareholders may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

       Robb, Peck, a Selling Shareholder, is a registered broker-dealer and a market-maker in the Company's Common Shares. Under certain circumstances, Rule 10b-6, promulgated under the Exchange Act, may preclude Robb, Peck from making a market in any of the Company's securities for up to nine business days prior to the sale of its Shares pursuant to this Prospectus and continuing until it has completed the distribution of its Shares. The cessation of market-making activities by Robb, Peck during the distribution of the Shares offered hereby may have a material adverse effect on the market, including the price, for the Company's Common Shares.

       Pursuant to an agreement with the Company, Robb, Peck has agreed, under certain circumstances, to acquire the Warrants from certain holders thereof and to exercise the Warrants to the extent it has agreements for the sale of the underlying Common Shares to its customers.

                                  LEGAL MATTERS

        Matters relating to the legality of the securities being offered hereby are being passed upon for the Company by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554. Members of the firm of Certilman Balin Adler & Hyman, LLP are shareholders of the Company.

                                     EXPERTS

       The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        The Company has filed a registration statement on Form S-3 (together with all amendments thereto, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed therewith, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          The following table sets forth the expenses (estimated except for the Registration Fee) in connection with the offering described in the Registration
Statement:

Registration Fee...................................    $ 3,304.87
Accountants' Fees and Expenses.....................      6,000.00
Legal Fees and Expenses............................      8,000.00
Printing ..........................................        500.00
Miscellaneous......................................        195.13
                                                        ---------
  Total............................................    $18,000.00
                                                       ===========

Item 15.  Indemnification of Directors and Officers.

          Under the laws of the State of New York, the officers and directors of the Registrant are entitled to indemnification by the Registrant, under certain circumstances, pursuant to Sections 721-727 of the New York Business Corporation Law which authorizes the Registrant, generally, to indemnify officers and directors against both expenses and liabilities in connection with any proceeding involving any such officer or director, other than in a proceeding by or in the right of the Registrant to procure a judgment in its favor, if (i) such officer or director acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant; and (ii) with respect to any criminal proceeding, such officer or director also had no reasonable cause to believe his conduct was unlawful. In addition, such statute authorizes the Registrant, generally, to indemnify officers and directors against amounts paid in settlement and their expenses in connection with any proceeding by or in the right of the Registrant to procure a judgment in its favor which involved the officer or director, if such officer or director acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant.

          The Registrant is required to indemnify an officer or director, as set forth above, if such officer or director has been successful on the merits or otherwise in the defense of any matter referred to herein. Otherwise, indemnification of an officer or director, unless ordered by a court, may be made by the Registrant only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the officer or director met the applicable standard of conduct or because indemnification is permitted pursuant to Section 721 of the Business Corporation Law. Such determination shall be made generally (a) by the Board of Directors of the Registrant, acting by a quorum consisting of directors who were not parties to the proceeding; or
(b) if a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs (i) by the Board of Directors upon the written opinion of independent legal counsel that indemnification is proper under the circumstances, or (ii) by the shareholders.

          Article X of the Registrant's By-Laws provides that the Registrant shall, to the fullest extent permitted by law, indemnify all its officers and directors.

          The Registrant's Certificate of Incorporation contains the provisions of Section 402(b) of the Business Corporation Law of the State of New York relating to the elimination of directors' liability for damages for breach of duty in such capacity.

Item 16.  Exhibits.
          --------

Exhibit Number        Description of Exhibit
- --------------        ----------------------

1 Agreement, dated as of June 6, 1996, by and among Robb, Peck, McCooey Clearing Corporation, the Registrant and Certilman Balin Adler & Hyman, LLP

4 Specimen of certificate evidencing Common Shares of the Registrant1

5 Opinion of Certilman Balin Adler & Hyman, LLP regarding the legality of the securities being registered

23.1            Consent of Ernst & Young

23.2 Consent of Certilman Balin Adler & Hyman, LLP (included in its opinion filed as Exhibit 5)

24 Powers of Attorney (included in signature page forming a part hereof)

Item 17.  Undertakings.
          ------------

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:























- --------------------

     1Denotes document filed as an exhibit to the Registrant's Registration Statement on Form S-3 (Registration No. 33-58084) and incorporated herein by reference.

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 6th day of June, 1996.

                                        AMNEX, INC.

                                        By: /s/Peter M. Izzo, Jr.
                                           ------------------------
                                             Peter M. Izzo, Jr.
                                             President and
                                             Chief Executive Officer


                             ----------------------


                                POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Peter M. Izzo, Jr. and Kenneth G. Baritz his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                     Capacity                      Date
- ---------                     --------                      ----

                           President, Chief
                           Executive Officer and
                           Director (Principal
/s/Peter M. Izzo Jr.       Executive Officer)             June 6, 1996
- ----------------------
Peter M. Izzo, Jr.

                           Chairman of the
                           Board (Principal
/s/Kenneth G. Baritz       Financial Officer)             June 6, 1996
- ----------------------
Kenneth G. Baritz

                           Vice President - Finance,
                           Treasurer and Chief
                           Accounting Officer
                           (Principal Accounting
/s/Richard L. Stoun        Officer)                       June 6, 1996
- -----------------------
Richard L. Stoun


/s/Russell K. Burbank      Director                       June 7, 1996
- -----------------------
Russell K. Burbank


/s/Michael V. Dettmers     Director                       May 28, 1996
- -----------------------
Michael V. Dettmers